Changes in Registrant's certifying accountant
On August 14, 2017, KPMG LLP ("KPMG") resigned,
 at the request of Liquid Reserves Portfolio, U.S. Treasury Reserves Portfolio, Government Portfolio,
 U.S. Treasury Obligations Portfolio, and Tax Free Reserves Portfolio (the "Portfolios"), as the independent registered public accounting firm to the Portfolios, upon completion of the audit of the Portfolios'
financial statements as of and for the fiscal period ended
 August 31, 2017 and the issuance of their report thereon
, dated October 16, 2017 (Liquid Reserves Portfolio),
 October 17, 2017 (U.S. Treasury Reserves Portfolio),
 October 18, 2017 (Government Portfolio), October 19, 2017 (U.S. Treasury Obligations Portfolio), and October 20, 2017 (Tax Free Reserves Portfolio). The Audit Committee of the Portfolios' Board of Trustees participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Portfolios' financial statements for the fiscal periods ended August 31, 2017 and August 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Portfolios' fiscal periods ended August 31, 2017 and August 31, 2016 and the subsequent interim period through October 16, 2017
 (Liquid Reserves Portfolio), October 17, 2017
(U.S. Treasury Reserves Portfolio), October 18, 2017 (Government Portfolio), October 19, 2017
 (U.S. Treasury Obligations Portfolio), and October 20, 2017 (Tax Free Reserves Portfolio), (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Portfolios' financial statements for such periods, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Portfolios' Board of Trustees approved the engagement of PricewaterhouseCoopers LLP
("PwC") as the Portfolios' independent registered public accounting firm for the fiscal year ending August 31, 2018.
The selection of PwC does not reflect any disagreements with or dissatisfaction by the Portfolios or the Board of Trustees with the performance of the Portfolios' prior independent registered public accounting firm, KPMG. During the Portfolios'
 fiscal periods ended August 31, 2017 and August 31, 2016, and the subsequent interim period through October 16, 2017
(Liquid Reserves Portfolio), October 17, 2017
(U.S. Treasury Reserves Portfolio), October 18, 2017 (Government Portfolio), October 19, 2017 (U.S. Treasury Obligations Portfolio), and October 20, 2017
(Tax Free Reserves Portfolio), neither the Portfolios, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Portfolios' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above.
A copy of the letter from KPMG to the Securities and Exchange
 Commission is filed as an exhibit hereto.